SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2024

Regenicin, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-146834	27-3083341
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 High Court, Little Falls, NJ	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 557-8914

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01	Other Events

As noted in an earlier Form 8K filing, our former auditor, Marcum LLP, withdrew prior to the completion of their ongoing audit of our financial reports for the reporting years ending September 30, 2020, 2021, 2022 and 2023. In view of the time, effort and cost involved in this audit to date, the Company felt it should provide further information regarding the circumstances of this withdrawal to its shareholders and investors generally. The reason provided for this withdrawal by letter from Marcum dated November 4, 2024, was Marcum’s acquisition by CBIZ CPAs, a national independent CPA firm, which had and continues to act as our business accountants and tax preparers. The result of this acquisition thus created a conflict of interest in the Marcum auditors that required them to immediately withdraw from the audit process due to the independence rules associated with the auditor-client relationship (commission file number 333-146834).

While this unfortunate conflict cut short the final stages of our year and a half audit process, it was not without benefits. Marcum has subsequently provided substantially all of its workpapers and the Company has provided its compiled documents and draft super 10K to its new auditors, Berkowitz Pollack Brant Advisors + CPAs, LLP (BPB), who is now able to utilize the materials to expedite its process of auditing these years. Additionally, the process has allowed the Company’s accountants, CBIZ, to work on its current year financial data which the Company hopes to complete within the time frame allowed by SEC rules and regulations, allowing it to be current with its filings by the first quarter of 2025.

Additionally, as the Company has not been able to report on its current business activities due to the ongoing audit review, it’s board has determined that pending the final review and filing of its planned super 10K filing with further updated information, it will provide shareholders and investors with the following brief summary of its business activities over the last two years (to be supplemented upon completion of its updated 10K filing).

In the second quarter of fiscal 2023, the Company engaged Amarex Clinical Research, LLC to assist in the writing and development of its IND for its NovaDerm product filing with the FDA based on its past product work and FDA review from 2016.

It was quickly determined that the prior work, while extensive, would require updating and that a manufacturer and certain preclinical research studies would need to be completed before filing an IND.

In the third quarter of fiscal 2023, the company engaged a researcher at Columbia University to conduct one of the three identified pre-clinical studies which it believed would be required by the FDA in its review of its NovaDerm IND. This pre-clinical work was completed at the end of the first quarter of fiscal 2024 and a report was issued by Columbia University in the early part of the second quarter of 2024.

Additionally, at the end of fiscal 2023, the Company engaged Minaris Regenerative Medicine to act as its product manufacturer for its upcoming clinical trial and to assist in the production of the manufacturing Section 3 of its IND. The process of transferring and developing the detailed cultured skin manufacturing process with Minaris has since proceeded through three of four planned stages prior to entry into clinical trials, including four pre-engineering trial runs to produce the NovaDerm Cultured skin product. Currently, the company is beginning its fifth and likely final trial run which is expected to be concluded in January 2025.

Assuming success of this fifth trial run, the Company plans to move into the first of two (or three if necessary) full blown engineering runs to produce its NovaDerm product under full production conditions. The success or failure of these engineering runs should be determined over a 90–120-day period.

In the event the Company is successful in the completion and development of its product in its engineering runs. It will still need to complete two additional pre-clinical studies based on the cultured skin product produced in its engineering runs as suggested by the FDA in prior meetings on its predecessor product. The results of these engineering runs and subsequent studies will determine the timing and ability of the Company to file its final IND application with the FDA and ultimately begin its clinical trials.

Additional updated information on these plans and processes will be provided upon the completion of the current audit process and 10K filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

16.1 Resignation Letter from Former Auditor

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regenicin, Inc.

/s/ Randall McCoy

Randall McCoy, CEO

Date: 11-11-24

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